Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 033-65690 on Form N-1A of our report dated July 27, 2017, relating to the  financial statements and financial highlights of PNC Advantage Institutional Treasury Money Market Fund, a series of PNC Advantage Funds, appearing in the Annual Report on Form N-CSR of PNC Advantage Funds for the year ended May 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 27, 2017